ADDENDUM A
                                Future Carz, Inc.
                        Addendum to Consulting Agreement


     In lieu of the initial $10,000 (ten thousand) dollar monthly fee for October and continuing through December 2001 fees Company agrees to issue Consultant 50,000 (fifty thousand) shares of restricted Company (FCZI) stock to be issued immediately. Consultant hereby agrees to accept the 50,000 shares of restricted stock in lieu of the $30,000 (thirty thousand) dollar cash payment for cumulative fees.

     In January 2002 Company will begin paying the $10,000 (ten thousand) dollar monthly fee as outlined in Section 4 of the Consulting Agreement dated 10/17/01.


     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed.

     Accepted and agreed to as of this ____ day of October, 2001


Future Carz, Inc.                                    Gemini Capital, LLC




-------------------------                            ---------------------------
Edward C. Heisler                                    Scott Bailey/John Laurienti
President & C.O.O.                                   Managing Partners








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